Filed Pursuant to Rule 424(b)(3)

File No. 333-130207

PROSPECTUS SUPPLEMENT NO. 1

(to Prospectus dated March 7, 2006)

BEACON POWER CORPORATION

12,828,948 SHARES OF COMMON STOCK

This Prospectus Supplement No. 1 supplements the prospectus dated March 7, 2006 relating to the reoffer and resale by the selling stockholders identified in the original prospectus and herein of up to an aggregate of 12,828,948 shares of our common stock.  The selling stockholders (which term as used herein includes their respective pledges, donees, transferees or other successors-in-interest) may sell these shares at market prices prevailing at the time of sale.  Our common stock is traded on the NASDAQ Capital Market under the symbol “BCON.” On July 15, 2008, the last reported sale price for our common stock on the NASDAQ Capital Market was $1.32 per share.

We will not receive any of the proceeds from the sale of these shares by the selling stockholders. All the proceeds from the resale of the shares offered by the original prospectus as supplemented will go the selling stockholders.  We have paid all of the expenses incurred in connection with the registration of these shares. The selling stockholders will pay or assume all brokerage commissions and similar charges incurred for the sale of these shares.

This Prospectus Supplement No. 1 is being filed to supplement the table of selling stockholders in the original prospectus by adding a selling stockholder.  This Prospectus Supplement No. 1 is not complete without, and may not be delivered or utilized except in connection with, the original prospectus.  This Prospectus Supplement No. 1 is qualified by reference to the original prospectus, except to the extent that the information contained in this Prospectus Supplement No. 1 supersedes the information contained in the original prospectus.

This Prospectus Supplement No. 1 is being filed to add Crestview Capital Master, LLC (“CCM”) to the original prospectus (as supplemented) as a selling stockholder.  CCM has advised us that it beneficially owns 41,456 shares of our common stock, all of which are issuable upon exercise of a warrant owned by CCM.  The shares of our common stock beneficially owned by CCM represent less than one percent of all of our outstanding shares.  All of the shares of our common stock that CCM beneficially owns may be offered under the original prospectus as supplemented. CCM may sell some, all or none of its shares of our common stock. We do not know how long CCM will hold the shares of our common stock before selling them.  We currently have no agreements, arrangements or understandings with CCM regarding the sale of any shares of our common stock. The information in this paragraph is current only as of the date of this Prospectus Supplement No. 1.  The number and percentage of shares beneficially owned by CCM as set forth above were computed in accordance with Rule 13d-3 of the Securities Exchange Act of 1934 and do not necessarily indicate beneficial ownership for any other purpose.

Crestview Capital Partners, LLC (“CCP”) is the sole managing member of CCM and may be deemed to have sole voting and investment power with respect to the securities beneficially owned by CCM. CCP disclaims beneficial ownership of these securities.  The Managing Members of CCP are Stewart Flink, Robert Hoyt and Daniel Warsh, each of whom may be deemed to have voting and dispositive power over securities beneficially owned by CCM, and each of whom also disclaims beneficial ownership of these securities.  The address of CCP and CCM is 95 Revere Drive, Suite A, Northbrook, Illinois, 60062

                The mailing address and telephone number of our principal executive office are 65 Middlesex Road, Tyngsboro, Massachusetts, 01879; (978) 694-9121.

Investing in shares of our common stock involves risks.  See “Risk Factors” beginning on page 2 of the original prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 1 is July 16, 2008